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Exhibit 11

                    AURORA ELECTRONICS, INC. AND SUBSIDIARIES
                        COMPUTATION OF PER SHARE EARNINGS
                      (In thousands, except per share data)
                                   (Unaudited)


                                                      Three months ended                       Nine months ended
                                                      ------------------                       -----------------
                                               June 29, 1997       June 30, 1996       June 29, 1997       June 30, 1996
                                               -------------       -------------       -------------       -------------

Net loss available to common stockholders      $      (4,808)      $      (4,153)      $     (11,868)      $     (11,211)
                                               =============       =============       =============       =============

ADJUSTED NUMBER OF COMMON SHARES

Weighted average shares outstanding                    6,072               5,702               5,926               7,552

Incremental shares for exercise of stock
options and warrants and common stock
issuable                                                 718                 595                 718                 595
                                               -------------       -------------       -------------       -------------

Adjusted number of common shares                       6,690               6,297               6,644               8,147
                                               =============       =============       =============       =============

Net loss per common share                      $       (0.61)      $       (1.14)      $       (1.79)      $       (0.87)
                                               =============       =============       =============       =============


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